UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2014

GRAYBAR ELECTRIC COMPANY, INC.
(Exact Name of Registrant as specified in Charter)

New York (State or other jurisdiction of incorporation)	000-00255 (Commission File Number)	13-0794380 (I.R.S. Employer Identification No.)

34 North Meramec Avenue St. Louis, MO 63105 (Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (314) 573-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

            On September 22, 2014, Graybar Electric Company, Inc. (the “Company”) entered into an uncommitted $100 million private placement shelf agreement with Prudential Investment Management, Inc. Subject to the terms and conditions set forth below, the facility is expected to allow the Company to issue senior promissory notes to affiliates of Prudential at fixed rate economic terms to be agreed upon at the time of any issuance during a three year issuance period ending in September 2017. No notes have been issued under the shelf agreement.

            The term of each note issuance will be selected by the Company and will not exceed 12 years and will have such other particular terms as shall be set forth, in the case of any series of notes, in the Confirmation of Acceptance with respect to such series. Any notes issued under the shelf agreement will be guaranteed by the Company’s material domestic subsidiaries, if any, as described in the shelf agreement.  Any future proceeds of any issuance under the facilities will be used for general corporate purposes, including working capital and capital expenditures, to refinance existing indebtedness and/or to fund potential acquisitions.

The shelf agreement contains customary representations and warranties of the Company and Prudential.  The shelf agreement also contains customary events of default, including: a failure to pay principal, interest or fees when due; a failure to comply with covenants; the fact that any representation or warranty made by any of the credit parties is incorrect when given; the occurrence of an event of default under certain other indebtedness of Graybar and its subsidiaries; the commencement of certain insolvency or receivership events affecting any of the credit parties; certain actions under ERISA; and the occurrence of a change in control of Graybar (subject to certain permitted transactions as described in the Company’s Second Amendment to Credit Agreement, dated June 6, 2014, among the Company, as parent borrower and a guarantor, Graybar Canada Limited, as borrower, certain domestic subsidiaries of parent borrower, as the subsidiary guarantors, and Bank of America, N.A., as domestic administrative agent, domestic swing line lender and domestic L/C Issuer and Bank of America, N.A., acting through its Canada branch, as Canadian administrative agent, Canadian swing line lender and Canadian L/C Issuer, and the other lenders party thereto (the “Credit Agreement”)).  Upon the occurrence of an event of default, all outstanding obligations of Graybar under the shelf agreement may be declared immediately due and payable.

The shelf agreement contains customary affirmative and negative covenants for facilities of this type, including limitations on Graybar and its subsidiaries with respect to indebtedness, liens, changes in the nature of its business, investments, mergers and acquisitions, issuance of equity securities, dispositions of assets and dissolution of certain subsidiaries, transactions with affiliates, restricted payments (subject to incurrence tests, with certain exceptions), as well as securitizations, factoring transactions, and transactions with sanctioned parties or in violation of certain US or Canadian anti-terrorism laws.  There are also maximum leverage ratio and minimum interest coverage ratio financial covenants to which the Company will be subject during the term of the shelf agreement.  These covenants are substantially similar to those contained in the Credit Agreement, subject to a number of important exceptions and qualifications set forth in the shelf agreement. In addition, the Company has agreed to a most favored lender clause which is designed to ensure that any notes issued under the shelf agreement in the future shall continue to be of equal ranking with the Company’s indebtedness under the Credit Agreement.

            The description of the Prudential shelf agreement in this Form 8-K does not purport to be complete and is qualified in its entirety by the full text of the shelf agreement, which will be filed as an exhibit to the Company’s 10-Q for the quarter ending September 30, 2014.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

            The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAYBAR ELECTRIC COMPANY, INC.

Date: September 23, 2014	By: /s/ Matthew W. Geekie
Matthew W. Geekie
Senior Vice President, Secretary &
General Counsel